SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) June 24, 1996



                         WESTERN FIDELITY FUNDING, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)




        Colorado                     0-27156                    84-1148454
 ---------------------------    -------------------          ------------------
(State or other jurisdiction   (Commission File No.)        (I.R.S. Employer
 of incorporation)                                           Identification No.)





4704 Harlan Street, Suite 260, Denver, Colorado                   80212
- -----------------------------------------------                 --------
   (Address of principal executive offices)                    (Zip Code)



        Registrant's telephone number including area code: (303) 477-8404


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Item 5.  OTHER EVENTS.

     On June 24, 1996, Western Fidelity Funding, Inc. ("Company") entered into a Revolving Credit and Security Agreement ("Credit Agreement") with BNY Financial Corporation, a wholly-owned subsidiary of the Bank of New York, for a $20 million secured credit facility. The borrowings pursuant to the Credit Agreement will be used by the Company to purchase automobile retail installment contracts or as working capital.

     Under the terms of the Credit Agreement, monthly interest is paid at a floating rate equivalent to LIBOR plus 3.25% or a specified bank alternative base rate plus 1%. All payments of principal under the Credit Agreement will be due on June 23, 1997, unless extended. The retail installment contracts securing the borrowings will be covered by an indemnity insurance policy against loss as a result of default by the borrowers under such contracts. In order to maintain the credit facility, the Company will have to maintain compliance with covenants including covenants pertaining to the Company's net worth, earnings and cash flow. The Credit Agreement also contains provisions restricting the Company from certain activities, including the payment of dividends, except dividends on the Company's preferred stock of not more than $0.50 per share.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial statements.

                  Not applicable.

         (b)      Pro forma financial information.

                  Not applicable.

         (c)      Exhibits.

                  Exhibit 10.1  Revolving  Credit and Security  Agreement dated
                         June 24, 1996,  between Western Fidelity Funding,  Inc.
                         and  BNY  Financial   Corporation   (including  Exhibit
                         1.2-B).

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    July 1, 1996

                                           WESTERN FIDELITY FUNDING, INC.



                                            By /s/ Gene E. Osborn
                                               ----------------------------
                                               Gene E. Osborn, President

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                                  EXHIBIT INDEX


Exhibit           Description                                        Page No.

10.1 Revolving Credit and Security Agreement dated June 24, 1996, between Western Fidelity Funding, Inc. and BNY Financial
        Corporation (including Exhibit 1.2-B).



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